BELVEDERE ASSET MANAGEMENT, LLC

CODE OF ETHICS

August 2012

BELVEDERE ASSET MANAGEMENT, LLC
(“BELVEDERE ASSET MANAGEMENT” OR THE “FIRM”)

CODE OF ETHICS

This Code of Ethics (the “Code”) has been adopted by Belvedere Asset Management, LLC (the “Firm”).  Currently the Firm serves as investment manager to registered and unregistered funds (the “Funds”).  This Code sets forth the Firm’s policies and procedures regarding its duty of loyalty to clients.

The Code is designed to comply with all federal securities laws including all of the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act.  This Code has been adopted for the purpose of instructing all employees, officers, and directors of the Firm in their ethical obligations and to provide rules for their personal securities transactions.  All such persons owe a fiduciary duty to the Firm’s clients.  A fiduciary duty means a duty of loyalty, fairness and good faith towards the clients, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code.  These general principles are:

•

The duty at all times to place the interests of clients and the Funds first;

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The requirement that all personal securities transactions be conducted in a manner consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual’s position of trust and responsibility;

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The requirement that all personal securities transactions also comply with the Firm’s Insider Trading, Material Non-Public Information and Market Manipulation Policy;

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The fundamental standard that such employees, officers, and directors should not take inappropriate advantage of their positions or of their relationship with clients;

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The requirement that personal trading activities of the employees, officers, and directors of the Firm be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

•

The requirement that Firm personnel report conflicts between their personal interest and the interests of the Funds to the Chief Compliance Officer (the “CCO”);

•

All Firm personnel have a duty to promptly report to the CCO any contravention of these policies regarding personal trading accounts that comes to their attention and to cooperate in any investigation relating to possible breaches of these policies.  Any breach of these policies may result in disciplinary action.

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The CCO will review the Code at least annually and make amendments as necessary.  The CCO must provide a copy of the Code to each person covered by the Code.

•

All Firm personnel must familiarize themselves with the Code and acknowledge receipt of the Code at least annually by returning the Acknowledgement attached hereto.

•

All persons covered by the Coe must comply with applicable U.S. federal securities laws at all times.

BELVEDERE ASSET MANAGEMENT, LLC
(“BELVEDERE ASSET MANAGEMENT” OR THE “FIRM”)

CODE OF ETHICS

DEFINITIONS

Access Persons: include (i) all officers, directors, and Employees of Firm; and (ii) all retired officers who have access to information about investments of a Firm advised Fund.

Beneficial Interest:  ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

Chief Compliance Officer:  Keith Pagan

Employee Account:  each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate.  An Employee’s family members include the Employee’s spouse, minor children, any person living in the home of the Employee and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes.

Employees:  the employees, officers and directors of the Firm.  The CCO will maintain a current list of all Employees.

Exempt Transactions:  transactions which are 1) effected in an amount or in a manner over which the Employee has no direct or indirect influence or control, 2) pursuant to an automatic investment plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, 6) closing transactions no more than five business days prior to the expiration of a related put or call option, 7) inconsequential to any Fund because the transaction is very unlikely to affect a highly liquid market or because the security is clearly not related economically to any securities that a Fund may purchase or sell.

Excepted Securities: : (i) securities that are direct obligations of the U.S. Government; (ii) CDs, bankers’ acceptances, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares of registered open-end investment companies (except shares of a Firm advised Fund).

Securities:  any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a “security,” or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following:  1) securities issued by the government of the United States, 2) bankers’ acceptances, 3) bank certificates of deposit, 4) commercial paper, 5) high quality short-term debt

BELVEDERE ASSET MANAGEMENT, LLC
(“BELVEDERE ASSET MANAGEMENT” OR THE “FIRM”)

CODE OF ETHICS

instruments, including repurchase agreements, and 5) shares of unaffiliated registered open-end investment companies.

Transaction:  the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account.  The term Transaction does not include transactions executed by the Firm for the benefit of unaffiliated persons, such as investment advisory and brokerage clients.

GENERAL CODE CONCEPTS

A. CONSEQUENCES OF NON-COMPLIANCE

You are reminded that compliance with the letter and intent of the Code is essential to your continued affiliation with the Firm. Any violation of the Code, including engaging in a prohibited transaction or failing to file required reports, may result in disciplinary action, and, when appropriate, termination of employment.

A.

COVERED PERSONS, ACCOUNTS, SECURITIES AND TRANSACTIONS

1.

Who is Covered by the Code?

The Code covers all Access Persons. The Code works by prohibiting some transactions and requiring pre-clearance and reporting of most others.

2.

What Accounts and Transactions Are Covered?

The Code covers all of your personal securities accounts and transactions. It also covers all securities and accounts in which you have Beneficial Interest or any direct or indirect influence or control.  A transaction by or for the account of your spouse or any other family member living in your home is considered to be the same as a transaction by you.  Also, a transaction for any account in which you have any economic is generally considered the same as a transaction by you.  For example, if you invest in a corporation or other entity that invests in securities, that entity’s securities transactions are considered yours, if you control the entity or have or share control over its investments (e.g., investment clubs).  In a similar way, securities transactions of a trust or foundation in which you have an economic interest and of which you are a trustee, settlor, or beneficiary are considered yours if you have voting or investment control of its assets.  If it is not clear whether a particular account or transaction is covered, you must ask the CCO for guidance.

3.

What Securities Are Not Covered by the Code?

You do not need to pre-clear or report transactions in Excepted Securities, in other words: (i) securities that are direct obligations of the U.S. Government; (ii) CDs, bankers’ acceptances,

BELVEDERE ASSET MANAGEMENT, LLC
(“BELVEDERE ASSET MANAGEMENT” OR THE “FIRM”)

CODE OF ETHICS

commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares of registered open-end investment companies.

4.

What Transactions Are Prohibited by the Code?

A. Front-running: Trading Ahead of a Fund or Client

You cannot front-run any trade of a Fund or client. The term “front-run” means trading on the basis of non-public market information regarding a contemplated transaction by a Fund or client, whether or not your trade and the Fund’s or client’s trade take place in the same market. Thus, you may not (i) purchase a security if you intend, or know of the Firm’s intention, to purchase that security or a related security on behalf of a Fund or client, or (ii) sell a security if you intend, or know the Firm’s intention, to sell that security or a related security on behalf of a Fund or client. In addition to other penalties that might apply, you will be expected to give up any profits on front-running transactions to the Firm for the benefit of the affected Funds or other clients.

B. Scalping.

You cannot purchase a security with the intention of recommending that the security be purchased for a Fund in a manner that results in a profit for you.

C. Trading Parallel to a Fund or Client

You cannot buy a security if you know that the same or a related security is being bought by a Fund or client, or sell a security if you know that the same or a related security is being sold by a Fund or client.

D. Trading Against a Fund or Client

You cannot (i) buy a security if you know that a Fund or client is selling the same or a related security, or has sold the security within the 15-day period before the Transaction or (ii) sell a security if you know that a Fund or client is buying the same or a related security, or has bought the security within the 15-day period before the Transaction. In addition to other penalties that might apply, you will be expected to give up any profits you make from trading against a Fund or a client to the Firm for the benefit of the affected Funds or clients.

E. Use of Proprietary Information

You cannot buy or sell any security if you have information obtained in the course of your employment with the Firm concerning the security which you have not reported to the CCO.

BELVEDERE ASSET MANAGEMENT, LLC
(“BELVEDERE ASSET MANAGEMENT” OR THE “FIRM”)

CODE OF ETHICS

F. Securities Sold in an Initial Public Offerings and Limited Offerings

You cannot buy securities in any initial public offering, or a secondary offering by an issuer or transact in options unless you get prior approval of the CCO.

G. Short-Term Trading

You cannot engage in short-term trading (e.g., purchase and sale of the same (or equivalent)) security within sixty (60) calendar days unless you get prior approval of the CCO. Transactions will be matched with any opposite transactions within the most recent 60 calendar days.

I. Short-Selling

You are prohibited from selling any security that you do not own or otherwise engage in “short-selling” activities unless you get prior approval of the CCO.

J. Hedge Funds and Investment Clubs

Investing in hedge funds or investment clubs is prohibited unless you get prior approval of the CCO.

C. PRE-CLEARANCE REQUIREMENTS

Access Persons are required to obtain pre-clearance for all personal securities transactions from the CCO except for transactions in Excepted Securities.

Generally, the purchase of a specific Security will not be approved if the Security is under active consideration, if it has been on the buy list for less than 7 days, or if there is an active purchase program ongoing. Generally, the sale of a specific Security will not be permitted if it is held in any Fund accounts and is currently being considered for sale, or is in the process of being sold or trimmed.

The pre-approval process and restrictions will help to insure that: (i) our clients have first access to our investment ideas; (ii) the Security in question is not under active consideration; and (iii) a buy or sell program is not underway.

1.

How long does the pre-clearance last?

A pre-clearance is good for 24 hours unless same day execution is required as noted on Schedule C.  Additionally, a clearance may be extended in special circumstances.

2.

What form do I use to pre-clear a trade?

BELVEDERE ASSET MANAGEMENT, LLC
(“BELVEDERE ASSET MANAGEMENT” OR THE “FIRM”)

CODE OF ETHICS

You must fill in the pre-approval form (Schedule C) and give it to the CCO who will review the Transaction(s) to check whether the Firm is engaged in a buy or sell program or if the Security is being actively considered for purchase or sale.

D. PROHIBITED TRANSACTIONS

1.

Private Placements/Limited Offerings/Limited Partnerships/Short Sales/Commodities/ Options/Hedge Funds/Investment Clubs

An Firm Employee may not purchase limited partnership interests, securities in a private placement/limited offering, futures, options, hedge funds, short sales and commodities contracts and engage in investment clubs unless he/she receives prior approval of the CCO.  Under normal circumstances, investments with short-term investment horizons are discouraged.

2.

Initial Public Offerings

A Firm Employee may not purchase any security in an initial public offering. This restriction ensures that a Firm Employee does not cause a violation of applicable broker-dealer rules relating to new issues.

3.

Short Term Trading

A Firm Employee may not profit from the purchase and sale of the same (or equivalent) security within sixty (60) calendar days, with the exception of high quality short-term debt instruments. Transactions will be matched with any opposite transaction within the most recent 60 calendar days. This restriction does not apply to trading within a shorter period to avoid losses if you do not violate any other provisions of this Code. If you violate this section you will be expected to give up all profits from these short-term trading transactions to the Firm for the benefit of the affected Funds or other clients. If the Firm cannot determine which Fund(s) or client(s) were affected, the proceeds will be donated to a charity chosen by the Firm.

E. SPECIFIC RULES ARE NOT EXCLUSIVE

This Code’s procedures, standards, and restrictions do not and cannot address each potential conflict of interest. Rather, they attempt to prevent some of the more common types of problems. Ethics and faithful discharge of our fiduciary duties require adherence to the spirit of this Code and activities other than personal securities transactions could involve conflicts of interest. If there is any doubt about a transaction for a reportable account or for an employee's personal account, the CCO should be consulted.

F. ILLEGAL ACTIVITIES

BELVEDERE ASSET MANAGEMENT, LLC
(“BELVEDERE ASSET MANAGEMENT” OR THE “FIRM”)

CODE OF ETHICS

As a matter of policy and the terms of each Employee’s employment, the following types of activities are strictly prohibited:

1.

Using any device, scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client or any party to any securities transaction in which the Firm or any Fund or client is a participant;

2.

Making any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements the Firm has made to such person, in light of the circumstances under which they are made, not misleading;

3.

Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a Fund; and

4.

Causing the Firm, acting as principal for its own account or for any account in which the Firm or any person associated with the Firm, to make an investment in violation of any applicable law, rule or regulation of a governmental agency.

G. GENERAL RESTRICTIONS AND DISCLOSURE REQUIREMENTS

Access Persons shall immediately report any employment of relatives (a spouse; parent; grandparent; natural or adopted child; aunt or uncle; and brother or sister (including step and adoptive relationships)) by any brokerage firm.

If an investment opportunity is brought to an Access Person in his/her capacity as an employee of the Firm, the Access Person must consult with the CCO before entering into the Transaction to confirm that the Firm does not wish to take advantage of the opportunity.

H. RESTRICTIONS ON SERVING AS FIDUCIARY/DIRECTOR

Access Persons shall not accept appointments as trustee, executor, administrator, guardian, conservator, investment advisor, partner, director, or other fiduciary without prior approval of the CCO. Appointment as a fiduciary for a relative is exempt from this requirement, although such appointment should be promptly reported. In addition, this prohibition does not apply to service as a trustee or director of a charitable organization.

I. PROHIBITION ON OTHER CONFLICTS OF INTEREST

No Access Person shall engage in any Transaction whether or not specified in this Code in which he/she has a financial interest adverse to the Firm or the Funds, or which has the appearance of creating a conflict of interest with the Firm or the Funds or the gaining of a financial benefit to the Access Person or an Employee Account by virtue of his/her relationship with the Firm.

J. DUTIES OF CONFIDENTIALITY

BELVEDERE ASSET MANAGEMENT, LLC
(“BELVEDERE ASSET MANAGEMENT” OR THE “FIRM”)

CODE OF ETHICS

The Firm and its Employees may receive confidential information from their clients, issuers of securities, or other third parties. Such confidential information may include, among other things, (i) proprietary information that is not “material” or (ii) information that could be embarrassing for the Funds, the Firm, issuer or third party if disclosed. Even information that appears commonplace, such as the name of a client, issuer or third party may, either alone or when coupled with other available information, constitute proprietary, sensitive or confidential information. Therefore, all information that an Employee obtains through the Firm should be considered confidential unless that information is specifically available to the public.

Procedures Regarding Use and Treatment of Confidential Information.

No Personal Use. All confidential information, whatever the source, may be used only in the discharge of the Employee’s duties with the Firm. Confidential information may not be used for any personal purpose, including the purchase or sale of securities.

Treatment of Confidential Information. The Firm encourages each Employee to be aware of, and sensitive to, the treatment of confidential information. Each Employee is encouraged not to discuss such information unless necessary as part of his or her duties and responsibilities with the Firm, and to remove confidential information from conference rooms, reception areas or other areas where third parties may inadvertently see it. Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not an Employee.

K. REPORTING

1.

Background and Conflicts of Interest

A.

Importance of Reporting.

Compliance with the following personal Securities Transaction reporting procedures is essential to enable us to meet our responsibilities to the Firm and to comply with regulatory requirements. Access Persons are expected to comply with both the letter and spirit of these requirements.

B.

Certification of Compliance

Upon employment and annually thereafter by January 30 of each year, each Employee must certify that he or she has read and understands this Code, that he or she recognizes that this Code applies to him or her, and that he or she has complied with all of the rules and requirements of this Code that apply to him or her.

C.

Disclosure of Beneficial Ownership of a Security When Making Recommendations

If you have any beneficial ownership in a security and you recommend to the Firm that the security be considered for purchase or sale by a Fund or client you must disclose your Beneficial

BELVEDERE ASSET MANAGEMENT, LLC
(“BELVEDERE ASSET MANAGEMENT” OR THE “FIRM”)

CODE OF ETHICS

Interest to the CCO in writing before or simultaneously with the recommendation. The disclosure of ownership should be part of the initial communication but need not be repeated in the case of continuing communications directed to a specific person.

D.

Exceptions

Where the CCO determines that strict compliance with certain of the specific rules would be detrimental to the Firm’s interests or the limitations on an Employee’s legitimate interests that would result would not be justified by resulting protection of the Firm’s and Funds’ interests, he or she may approve particular transactions or types of transactions that do not comply with all particulars of such rules. He or she will specify the limits and basis for each such exception.

2.

Securities Pre-Clearance – Schedule A

All trades except those in Excepted Securities by Access Persons must be pre-cleared by the CCO.  Pre-clearance requests should be submitted using Schedule A.

3.

Monthly Securities Transactions Reports – Schedule B

Each Access Person shall file with the CCO not later than ten (10) days after the end of each month the information below on the form attached as Schedule D: (Reminder: a “Security” does not include direct obligations of the U.S. Government, CD’s, bankers’ acceptances, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares of registered open-end investment companies.)

1)	The date of the Transaction, Security name/type/ticker symbol (Common, Bond – interest rate and maturity date), and the amount;

2)	The name of the account in which the Transaction was completed;

3)	The nature of the Transaction;

4)	Market cap of the security;

5)	The price at which the Transaction was effected; and,

6)

The name of the broker, dealer, or bank with or through whom the Transaction was effected (if the Access Person established a new account during the month include the date the account was established).

4.

Initial and Annual Securities Holdings Reports – Schedule C

BELVEDERE ASSET MANAGEMENT, LLC
(“BELVEDERE ASSET MANAGEMENT” OR THE “FIRM”)

CODE OF ETHICS

An Access Person must file an initial holding report on Schedule C within ten days of being employed by the Firm and annually thereafter a holding report dated December 31 by January 30. Initial and annual reports on Schedule C must include a brokerage or custodian statement issued by a broker/dealer or bank.

5.

Dividend Reinvestment Plans

If an Access Person participates in a dividend reinvestment plan for a Security, shares issued under the plan should be reported annually on Schedule C in lieu of Schedule B. Shares issued under the cash purchase option should be pre-cleared (if required) and reported each month on Schedule B.

L. Retention of Reports and Other Records

The CCO will maintain at the Firm’s principal office for at least five years a confidential (subject to inspection by regulatory authorities) record of each reported violation of this Code and of any action taken as a result of such violation. The CCO will also cause to be maintained in appropriate places all other records relating to this Code that are required to be maintained by Rule 204-2 under the Investment Advisers Act of 1940.

RECORDKEEPING REQUIREMENT

The Firm’s Recordkeeping Policies and Procedures contain certain requirements with respect to the Firm’s Code of Ethics.  Firm personnel should refer to the Recordkeeping Policies and Procedures for additional guidance and information.

RESPONSIBILITY

The CCO and CFO shall have the responsibilities set forth above.

ADOPTED: August 29, 2012

BELVEDERE ASSET MANAGEMENT, LLC
(“BELVEDERE ASSET MANAGEMENT” OR THE “FIRM”)

CODE OF ETHICS

Acknowledgment

I have received the Code of Ethics (the “Code”) of the Firm and have read it and understand it.

I understand that I am responsible for complying with the policies and procedures in the Code.  I understand that any violation of such policies and procedures may lead to sanctions, including dismissal.

Printed Name
Signature	Date

Schedule A

SECURITIES TRANSACTIONS PRECLEARANCE FORM

Employee Name _________________________

Date ___________________

Name of Account ________________________

Purchase, Sale, or Gift	Security	Price	Market Cap.	Tax Loss	Checked Trading Activity	Same Day Execution Required	Approved	Comments

Signed		Date	Time
	CCO		(Approval expires 24 hours from this date and time, unless same day execution is required)

Belvedere Asset Management, LLC Fund Compliance Manual

Schedule B

SECURITIES TRANSACTIONS REPORT	COMPLIANCE REPORT:	«EmployeeName»

This report of personal Securities Transactions pursuant to Rule 204-2(a) of the Investment Advisers Act of 1940 or Rule 17j-1(c) of the Investment Company Act of 1940 must be completed and submitted to the CCO not later than 10 days after the end of each month. Refer to the Code for further instructions.

Trade Date	Name of Account *	Buy, Sell Or Other	Security Name, Ticker and Type (Preferred, Common) Bond Name and CUSIP – Include interest rate and maturity date	Market Cap over $1billion/ $400 million for non-U.S. issuer (yes/no)	Quantity	Price	Principal Amount	Broker-Dealer or Bank	Pre-Cleared thru Compliance Dept. (Date or N/A)

*	For any new account opened during the month, show the date the account was established.

☐	I had no personal Securities Transactions during the preceding month that were required to be reported on Schedule D.

The report or recording of any Transaction above shall not be construed as an admission that I have any direct or indirect ownership in the Securities.

(Signature)	(Date)	(Month Ending)

Belvedere Asset Management, LLC Fund Compliance Manual

Schedule C

INITIAL, ANNUAL AND UPDATED SCHEDULE OF SECURITIES HOLDINGS	«EmployeeName»

This report shall include the information below of each security holding in which you have a direct or indirect beneficial interest, including holdings by a spouse, minor children, trusts, foundations, and any account for which trading authority has been delegated to you, other than authority to trade for a Fund in or a client of the Firm. In lieu of listing each security position below, you may instead attach copies of brokerage statements, sign below and return Schedule E and brokerage statements to the CCO.

Name of Account	Security Name	Security Name, Ticker and Type (Preferred, Common) Bond Name and CUSIP – Include interest rate/ maturity date	Shares/ Principal Amount	Broker-Dealer or Bank	Dividend Reinvestment (“Yes” or “No”)

To the best of my knowledge I have disclosed all of my securities holdings.

☐	I have no securities holdings to report.

☐	I have attached statements containing all my personal securities holdings.

(Signature)	(Date)	(Year Ended)

Belvedere Asset Management, LLC Fund Compliance Manual